Exhibit 10.04

PROMOTION AND REPRESENTATION AGREEMENT

THIS PROMOTION AGREEMENT is entered into and is effective as of February 21, 2008 by and between Energy Telecom., Inc. a Florida corporation of principal offices at 1602 Alton Rd., Suite 12, Miami Beach, Fl. 33139 and Corporate Awareness Professionals, Inc. a Nevada Corporation, with principal offices at 45670 Warwick Drive, Macomb, Mi. 48044

R E C I T A L S:

A.  Promoter operates a business that individuals are educated to learn more about the companies they may be exposed to by Promoter.

B.  Promoter maintains an extensive database of investors/written opted in clients and/or brokers representing investors interested in owning stock in companies such as the Company and employs a stock profiler team which regularly communicates with such brokers.

C.  Company wishes to promote itself through the Promoter’s efforts in the brokerage community in order to gain as much exposure as possible for the Company.

T E R M S:

NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00	Services to be performed by Promoter

1.01           Promoter shall access its database of friends, family, written opted in clients, brokers and shall utilize a profiler team (comparable in size and capability to that currently employed by Promoter) in order to contact clients interested in the Company or interested in recommending Company to their investor clients.

1.02           Promoter shall diligently market and promote Company to brokers and other investors, advisors, counselors, trustees, agents, and other individuals and entities whom Promoter is legally permitted to contact (including the proper disclosure and disclaimers) and shall introduce company and its principals to the Promoter’s current and future network of clients, brokerage firms and/or market makers.

1.03           Promoter shall provide investor lead management services normal and customary in the industry and work with Management on broker feedback about the Company.

1.04           Promoter shall organize, initiate, manage, and facilitate broker/investor conference telephone calls and other presentations mutually agreeable to Company and Promoter. Expenses for broker/investor conference calls and other presentations are to be paid by Company and must be approved in advance by Company.

1.05           Promoter shall review and monitor Company’s stockholder base and all transfer agent and DTC reports and shall analyze, present to and discuss with Company the results and implications of such reports.

1.06           Promoter shall provide to Company each week a report summarizing all results reasonably verifiable through Promoter’s efforts and detailing any investor contact information that has been gathered during the immediate preceding week.

2.00	Terms and Fees

2.01           The term of the Agreement shall commence on the effective date and shall expire thirty days later (“the Initial Term”). Upon the expiration of the Initial Term of this Agreement, and upon the expiration of each Renewal Term (hereinafter defined) thereafter, the Agreement shall automatically renew for an additional forth five day period up to one year, provided that the parties, prior to the expiration of the Initial Term or any Renewal Term, as applicable, shall have executed and delivered a written instrument specifying their intention for this Agreement to be renewed and any mutually agreed upon modifications of this Agreement; otherwise, this Agreement shall expire and become null and void immediately upon the expiration of the Initial Term or any then current Renewal Term.

2.02           As compensation for Promoter’s services required hereunder, Promoter shall be entitled to receive Two Hundred Fifty Thousand shares (250,000) for services rendered.

2.03           After the expiration of the Initial Term, Company may, at its sole discretion, for any reason, terminate this Agreement upon thirty (30) days written notice to Promoter.

3.00	Notice

3.01           All notices must be in writing and sent to the appropriate address listed above or to such other address as either party may request in accordance with this Section 4.01, by certified mail, return receipt requested, or by reputable overnight courier service. Notice shall be deemed given as of the date of deposit with United States Postal Service (in the case of certified mail) or the reputable overnight courier.

3.02 Company shall keep Promoter reasonably apprised (without violating any disclosure limitations, restrictions or obligations imposed by state or federal law) of its intentions with respect to any future issuances of Company’s stock or stock derivatives and will provide Promoter with reasonable notice of the occurrence, or anticipated occurrence, of any splits or reverse splits of Company’s stock..  Promoter and Company shall comply with all published SEC and NASD rules and regulations; including but not limited to disclosure of all compensation in any press release or material pertaining to the Company and comply with all required authorizations in contacting any third party whether by telephone, fax or internet.

4.00	Miscellaneous

4.01           Further Assurance. Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

4.02           Successors. The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties of this Agreement.

4.03           Governing Law. This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of Michigan. Venue for any actions taken hereunder shall be Detroit, Mi..

4.04           Integration. This Agreement, after full execution, acknowledgement and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

4.05           Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys’ fees and other costs and expenses by the other parties to the dispute.

4.06           Context. Wherever the context so requires, the singular number shall include the plural and the plural shall include the singular.

4.07           Captions. The captions by which the section and subsections of the Agreement are identified are for the convenience only, and shall have no effect whatsoever upon its interpretation.

4.08           Severances. If any provisions of this Agreement are held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

4.09           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and, when taken together shall constitute one and the same instrument.

4.10           Expenses Associated With This Agreement. Except as permitted under Section 5.05 above, each of the parties hereto agrees to beat its own costs, attorney’s fees and related expenses associated with this Agreement.

4.11           Arbitration. Any dispute or claim arising to or it any way related to the Agreement shall be settled by arbitration in Denver, Colorado. All arbitration shall be conducted in accordance with the commercial rules and regulations of the American Arbitration Association (“AAA”). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties’ review and deletion of those arbitrators on the approved list of having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 4.05 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within Sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

4.12           Assignment. Neither Company, nor Promoter, shall have the right to assign or delegate this Agreement or any rights or obligations created hereby unless the non-assigning party expressly approves the assignment in writing.

4.13           Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

Energy Telecom, Inc., a Florida corporation

By:	/s/ TOM RICKARDS
Tom Rickards, CEO

PROMOTER:

Corporate Awareness Professionals, Inc.

By:	/s/ HANK ZERNLA
Hank Zemla, President

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